SECURED GOLD LOAN AGREEMENT

This Secured Gold Loan Agreement (this **"Agreement"**) is entered into as of the 16th day of MAY 2016 by and among Structural Logistics, LLC a resident of the State of Ohio (**"Lender"**) and Tanzanian Royalty Exploration Corporation, a Canadian corporation (**"Borrower"**) (each a **"Party"** and collectively the **"Parties"**).

WHEREAS, Lender desires to loan certain gold bullion coins to Borrower, and Borrower desires to borrow such coins from Lender, under the terms and conditions set forth herein.

NOW THEREFORE, the Parties, each intending to be legally bound by this Agreement, hereby agree as follows:

1. Loan. Lender hereby loans Borrower, and Borrower hereby borrows from Lender (the **"Loan"**) gold bullion coins described as 60 Gold Eagles and 20 Gold Liberties.

Lender shall physically deliver, or have delivered, the Coins to Borrower's account at MILES FRANKLIN in MINNESOTA (the **"Custodian"**). The date on which such delivery occurs is the **"Loan Commencement Date"**. The custodian will confirm the quantity and authenticity of the Coins. The Parties have established that the market value of the Coins as of the Loan Commencement Date, based on the greater of the COMEX spot price of gold (with respect to the gold content of the Coins), or the trading value of the Coins (including numismatic value) at the time of delivery, is ✓ dollars ($, the **"Loan Value"**. ONE HUNDRED FOUR THOUSAND FIVE HUNDRED FORTY $104,540.00

2. Maturity Date. The Loan shall be for a period of one (1) year (the **"Term"**), beginning on the Loan Commencement Date and maturing on MAY 16th, 2017 (the **"Maturity Date"**). On the Maturity Date, Borrower shall repay the Loan to Lender without notice (other than the form of repayment as set forth below) or other demand (**"Loan Repayment"**). Loan Repayment shall be made by Borrower in one or a combination of the three (3) manners described below, the manner to be selected at the sole discretion of Lender:

   a) **Coin Return** – Physical delivery of the Coins (the same type and condition as those Loaned) by Lender to Borrower. (Same coins if this option is selected by Lender.)
   b) **Cash** - Cash payment in U.S. Dollars in the amount of the Loan Value as of the Loan Commencement Date; or
   c) **Stock** - Shares of common stock (**"Stock"**) of the Borrowers equal to the Loan Value. For purposes of this paragraph the market value of each share of Stock shall be $0.50/share (the **"Share Value"**).

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Lender shall notify Borrower of the manner of Loan Repayment by email within five (5) days of the Maturity Date. Borrower's delivery of the Coins, Cash or Stock as Loan Repayment shall be made within fifteen (15) days of Borrower's receipt of notice from Lender, setting forth the manner of the Loan Repayment. No deductions shall be made with respect to the Loan Repayment, Borrower being solely responsible for any transaction costs or fees associated therewith.

Notwithstanding any other provision in this Agreement, Lender shall be authorized following the closing of any successful acquisition of more than 50% of the voting securities of the Borrower to terminate this Agreement immediately and require that Stock at a rate of .50/share be the Loan Repayment. The Lender shall be required to give notice to the Borrower no later than 30 days following such closing of the exercise of its termination rights under this clause.

At any time during the term of this Agreement, the Lender has the right to convert the Loan into Shares at a rate of $0.50/share.

3. Loan Extension. By mutual consent of the Parties, the Term of the Loan may be extended for one (1) year.

4. Interest. During the Term (or any renewal term), Borrower shall pay Lender simple interest on the Loan at a rate of eight percent (8%) of the Loan Value per annum ("**Interest**"). Interest shall be paid on a quarterly basis, in equal installments in arrears, and shall be made by Borrower in either of the three (3) manners described below, the method to be selected at the sole discretion of the Lender:

    a) **Cash** – Cash payment in U.S. Dollars;

    b) **Bullion** – Physical delivery of gold bullion having a cash value equal to the interest payment amount (based on the New York spot price as of 1 p.m. (Eastern) on the business day prior to the day the gold is delivered by the Borrower for transport to the Lender for arrival on the interest due date);

    c) **Stock** - Shares of Stock of the Borrower having an aggregate market value equal to the Interest due at the time of payment. For purposes of this paragraph the market value of each share of Stock shall be $0.38/share (the "**Share Value**").

Lender shall notify Borrower of the manner of Interest payment by email within five (5) days prior to each quarterly Interest due date.

5. Email Notifications. Lender's notification to Borrower (a) of Lender's selection of the manner of Loan Repayment or payment of Interest; and (b) of Borrower's Default (as herein defined) shall be made by email. Borrower's email address for these

purposes is tnxcorporate@tanzanianroyalty.com Lender's email notifications are deemed irrefutably received by Borrower upon email delivery confirmation.

6. Security Interest. As security for the full and timely payment and performance of all Borrower's payment obligations hereunder, whether now existing or hereafter incurred, matured or un-matured, direct or indirect, primary or secondary, related or unrelated or due or to become due, arising under this Agreement, and any extensions, modifications, substitutions, increases and renewals thereof, and substitutions therefor, Borrower does hereby collaterally pledge, assign, transfer, convey, mortgage, delivery, and grant to Lender a security interest in first lien on the new CIL Plant, pad loadings, gold on pads, gold in form of dore, gold in plant process and gold at refinery, to secure Borrower's payment obligations under this Agreement (the "**Collateral**"). Such security interest shall be pari passu with the security interest and first lien granted to lenders under other Secured Gold Loan Agreements entered into on a similar term to this Agreement (in an amount not to exceed $100,000.00). Borrower shall be under no obligation to record or perfect such security interest against the Collateral. Borrower shall take all reasonable steps to protect the Collateral, and in pursuance thereof Borrower agrees that the Collateral: (a) shall be kept at the CIL Plant site, and shall be used only in the conduct in the ordinary course of Borrower's business; (b) shall not be misused, wasted or allowed to deteriorate, except for the ordinary wear and tear resulting from its use, as aforesaid; (c) shall at all times be insured against loss, damage, theft and such other risks; (d) shall not be used in violation of any applicable statue, law, rule,, regulation or ordinance; (e) shall be kept free of all encumbrances other than as created by this Agreement or other Secured Gold Loan Agreement(s) entered into on similar terms to this Agreement with other lenders (in an amount not to exceed $100,000.00) and (f) may be examined and inspected by Lender (upon reasonable prior notice, either written or oral), wherever located. Borrower will not sell, lease, transfer or otherwise dispose of any of Collateral, except for sales of Collateral that is worn out and replaced in the ordinary course of Borrower's business.

7. Use of the Coins. Borrower may use the Coins for any legal purposes.

8. Borrower's Representations and Warranties. As of the date of execution of this Agreement Borrower hereby represents and warrants to Lender the followings:
   a) **Valid Organization, Good Standing and Qualification**. Borrower is a corporation, duly created, validly existing and in good standing under the laws of Ontario, Canada, has full power and authority to execute, deliver and comply with this Agreement, and to carry on its business as it is now being conducted and is duly licenses or qualified as a foreign company in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.

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b) **Pending Litigation or Proceedings.** There are no judgements outstanding or actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting Borrower, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would have a material adverse effect on Borrower's ongoing business prospects or Borrower's ability to enter into this Agreement or the performance by Borrower of its obligations hereunder.

c) **Due Authorization; No Legal Restrictions.** The execution and delivery by Borrower of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms, conditions and provisions of this Agreement: (i) have been duly authorized by all requisite corporate action of Borrower; (ii) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statue, law, rule, regulation or ordinance, or Borrower's organizational documents or any indenture, mortgage, loan, credit agreement or instrument to which Borrower is a party or by which Borrower may be bound or affected, or any judgement or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Lender.

d) **Enforceability.** This Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

e) **Title to Collateral.** The Collateral is owned by Borrower, free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreement or other title retention devised), excepting only liens in favor of Lender or liens granted to other lenders pursuant to Secured Gold Loan Agreements entered into on similar terms to this Agreement (in an amount not to exceed $100,000.00).

f) **Stock of Borrower.** Borrower has sufficient shares of Stock authorized an available to make any Stock payments set forth in this Agreement. Borrower has taken all necessary corporate action to authorize any payments hereunder to be made with shares of Stock.

g) **Accuracy of Representations of Warranties.** No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no fact which Borrower knows or should know and has not disclosed to Lender, which does or may materially and adversely affect Borrower or its operations.

9. Lender's Representations and Warranties. As of the date of execution of this Agreement, Lender hereby represents and warrants to Borrower the following:

a) **Title to the Coins.** The Coins are owned by Lender, free and clear of all liens and other encumbrances of any kind.

b) **Authenticity.** The Coins are authentic gold coins. None of the Coins is a replica of an original.

c) **No Legal Restrictions.** The execution and delivery by Lender of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms, conditions and provision of this Agreement will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provision of any applicable status, law , rule regulation ordinance or any indenture, mortgage, loan, credit agreement or other document or instrument to which Lender is a party or by which Lender may be bound or affected, or any judgement or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

d) **No Registration.** The Lender understand neither the Shares nor the Loan have been, and will not be registered under the United States Securities Act of 1933, as amended (the "Act") or any state securities laws by reason of their contemplated issuance in a transaction exempt from the registration requirements of the Act and applicable state securities laws, and that the reliance of the Borrower upon these exemptions is predicated in part upon this representation by the Lender. The Lender further understands that the Loan, and the Shares, may not be transferred or resold without (i) registration under the Act and any applicable state securities laws, (ii) an

exemption from the requirements of the Act and applicable state securities laws. The Borrower does not make any representation with respect to, nor has it assumed any responsibility for, the registration of the Loan or the Shares or the availability of any such exemption; and the Borrower does not make any representation as to when, if at any time, the Loan or the Shares may be resold in the United States or to such nationals or residents thereof.

e) **Investment Intent.** The Loan being acquired by the Lender is being purchased for investment for the Lender's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof.

f) **Resale Restrictions.** If the Lender is a resident of the United States of America, the Shares will be subject to resale restriction pursuant to Rule 144 promulgated under the Act and the Lender has sought and obtained independent legal advice regarding this Agreement and the resale of Shares.

g) **Lender is Principal.** The Lender is entering into this Agreement as principal and not for the benefit of any other person and not with a view to the resale or distribution of all or any of the Shares.

h) **Accredited Investor.** The Lender is an "accredited investor" as defined under National Instrument 45-106 – *Prospectus and Registration Exemptions* ("NI 45-106") if Lender is a Canadian resident and as defined under the Act and Regulation D promulgated under the Act if Lender is a U.S. resident, and the Lender has signed and delivered to the Borrower the applicable Accredited Investor Certificate set out in Schedule "A". The Lender's residence is in the State set forth in the Lender's address on Schedule "A". The Lender (a) is ab le to bear the loss of his, her or its entire investment in the Loan without any material adverse effect on his, her or its business, operations or prospects, (b) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment to be made by him, her or it pursuant to this Agreement, (c) realized that the Borrower has a significant need for additional financing and without such additional financing may be unable to continue operations, and (d) realizes that an investment in the Borrower is highly speculative and subject to significant risks including, without limitation, those risks identified in the Borrower's public filings available on EDGAR.

i) **Private Placement.** This Agreement has been privately negotiated and arranged and the Lender or its agent has been invited and afforded the opportunity to conduct a review of all of the Borrower's affairs and records in order that the Lender may be properly and fully aware of all of the facts

relevant to the Borrower's affairs. The Lender has received, carefully reviewed and is familiar with the Borrower's public filings available on EDGAR. The Lender acknowledges that Lender has made an independent due diligence investigation of the Borrower and that the Borrower has made available to the Investor at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and received answers concerning the business and affairs of the Borrower and the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information (which the Borrower possessed or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to the Lender.

j) **Legend.** The certificates representing the Shares will contain a legend or legends denoting restrictions on transfer as referred to herein and, where applicable, the resale restriction under Rule 144 of the Act.

k) **Due Authorization.** The Lender has the legal capacity and competence to enter into and to execute and deliver this Loan and to take all actions required pursuant hereto, and where the Lender is a corporation it is duly incorporate and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Loan on behalf of the Lender.

l) **Enforceability.** This Agreement has been duly executed and delivered by the Lender and constitutes a valid obligation of the Lender legally binding upon the Lender and enforceable against the Lender in accordance with its terms.

10. Event of Default. A Party's material breach of any representation, warranty or covenant under this Agreement shall be a "Default". With respect to any nonmonetary Default, the defaulting Party, upon email notification from the non-defaulting Party thereof, shall have fifteen (15) days to cure such Default. If the defaulting fails to cure a nonmonetary Default within such fifteen (15) day period, then such Default shall ripen into an "**Event of Default**". Any monetary Default by Borrower under this Agreement shall constitute an Event of Default when amounts hereunder are not paid when due. Upon an Event of Default, Lender may accelerate the Loan, and in such case Borrower shall immediately effect a Loan Repayment and shall pay Lender all then accrued interest. This event may be adjudicated in Ohio at Lender's option.

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11. Indemnification. To the extent permitted by Law, Borrower agrees to indemnify and hold harmless Lender and Lender's successors, and assigns from any liability, loss or damage, including without limitation, reasonable attorneys' fees, he or it may suffer as a result of claims, demands, costs or judgements arising out of the obligations required under this Agreement or relating to an Event of Default.

12. Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

13. Integration. This Agreement contains the entire understanding of the Parties with respect to the matters contained therein, and supersede all prior agreements and understandings between the Parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the Parties.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of ~~Connecticut~~ OHIO without regard to conflict of law principles. Any disagreement can be adjudicated in Ohio at the Lender's option.

16. Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

17. Severability. The provisions of this Agreement are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

18. Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action,, then the due date for such payment or action will be the next succeeding business day.

19. Headings. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

20. No Assignment by Borrower. Borrower may not assign this Agreement or any of its rights hereunder without the prior written consent of Lender, and without which any such assignment shall be void and of no force or effect.

21. Assignment or Sale by Lender. Lender may sell, assign or participate all or a portion of its interest in this Agreement and in connection therewith may make available to any prospective purchases, assignee or participant any information relative to Borrower in its possession.

22. No Third Party Beneficiaries. The rights and benefits of this Agreement shall not inure to the benefit of any third party. Notwithstanding the foregoing, if Lender dies prior the Loan Repayment, then all of Lender's rights, benefits and interest in this Agreement (and the proceeds thereof) shall automatically transfer and inure to the benefit of N/A.

IN WITNESS WHEREOF, the Parties hereto have caused this Secured Gold Loan Agreement to be duly executed, seal and delivered as of the 16 day of MAY, 2016

Lender: STRUCTURAL LOGISTICS, LLC

By: Jeff Johns, member

Borrower:

Tanzanian Royalty Exploration Corporation

By: ______________________

James E. Sinclair, CEO & President

By: ______________________

James E. Sinclair, Individually